                                                                      EXHIBIT 21





                     LIST OF SUBSIDIARIES OF THE REGISTRANT




                                      STATE OR
                                      JURISDICTION OF
 NAME OF SUBSIDIARY                   INCORPORATION      d/b/a
 ------------------                   ---------------    -----
 Home Depot International, Inc.       Delaware

 Home Depot U.S.A., Inc.              Delaware           The Home Depot

 Homer III, Inc.                      Delaware

 Maintenance Warehouse/America Corp.  Texas              Maintenance Warehouse
(Acquisition date March 14, 1997)


Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.